EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY REPORTS FOURTH QUARTER 2006 RESULTS

TACOMA, WA, January 31, 2007—Labor Ready, Inc. (NYSE: LRW) today reported revenue for the fourth quarter ended Dec. 29, 2006 of $338.1 million, an increase of .3 percent from $337.2 million for the fourth quarter of 2005.  Net income for the fourth quarter of $21.6 million, or $0.42 per diluted share, increased from $15.4 million, or $0.28 per diluted share, during the same quarter a year ago.

Included in net income for the fourth quarter is $.02 per diluted share resulting from retroactive approval of the Work Opportunity tax credit and $.06 from the resolution of other tax matters which were accrued in earlier periods.  Excluding the tax related items of $.08 per diluted share, net income would have been $17.4 million, an increase of 13 percent over the same quarter a year ago.

“Several of our operating markets have experienced revenue declines from a slowing economic environment,” said Labor Ready CEO Steve Cooper.  “While we are focused on selling into multiple industries, the downward trends in new home construction experienced during the third and fourth quarters of 2006 have expanded to other industries and continued into the first quarter of 2007.”

Cooper continued, “Although we expect a decline in revenue during the first half of 2007, we are as confident as ever that the fundamental demand for our services is sound, and we are just working through cyclical adjustments in the labor markets, particularly construction.”

Revenue for the quarter from branches open 12 months or longer declined 2.2 percent over the comparable period a year ago, while branches opened in the past 12 months contributed growth of 2.7 percent.

Gross profit as a percentage of revenue remained strong at 32.6 percent, equal to the same quarter a year ago.  The strong gross margin is a result of controlled workers’ compensation costs along with strong pricing controls.

“Our safety programs continue to produce industry-leading reductions in claim frequency,” said Cooper. According to Cooper, claim frequency has decreased approximately 15 percent year-to-date in comparison with the same period last year and is down approximately 40 percent since the beginning of 2003.

During the quarter the company repurchased 1.6 million of its outstanding shares for $29 million. In 2006, the company repurchased a total of 4.2 million of its outstanding shares for $89 million.

Labor Ready opened two new branches and closed 16 branches during the quarter resulting in 912 branches in operation at the end of 2006.  The closures were concentrated in the United States and consolidated underperforming branches.  The company opened 50 new branch locations in 2006, including 24 Labor Ready branches, 16 CLP Resources branches, and 10 Spartan Staffing branches.  For 2007, the company is reducing the number of new branch locations to 20 from its previous estimate of 40.

For the first quarter of 2007, Labor Ready estimates revenue in the range of $280 million to $285 million, with net income per diluted share for the quarter in the range of $.14 to $.16. Revenue for the year 2007 is estimated to be in the range of $1.34 billion to $1.36 billion and net income per diluted share in the range of $1.25 to $1.30.

Management will discuss fourth quarter 2006 results on a conference call at 2 pm (PT), Wednesday Jan. 31, 2007. The conference call can be accessed on Labor Ready’s web site: www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) Labor Ready’s ability to timely execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction trades, operating under the brand names of Labor Ready, Labour Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, Director of Corporate Communications

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

In Thousands, except per share data

	Thirteen Weeks Ended		Fiscal Years Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenue from services	$338,148	$337,201	$1,349,118	$1,236,070
Cost of services	228,035	227,263	915,773	844,448
Gross profit	110,113	109,938	433,345	391,622
Selling, general and administrative expenses	83,158	84,302	318,681	286,460
Depreciation and amortization	2,455	2,739	10,364	9,603
Income from operations	24,500	22,897	104,300	95,559
Interest and other income, net	3,108	2,029	11,873	4,636
Income before tax expense	27,608	24,926	116,173	100,195
Income tax	6,046	9,497	39,701	38,174
Net income	$21,562	$15,429	$76,472	$62,021

Net income per common share:
Basic	$0.42	$0.29	$1.46	$1.28
Diluted	$0.42	$0.28	$1.45	$1.18

Weighted average shares outstanding:
Basic	51,026	53,327	52,418	48,421
Diluted	51,327	54,148	52,853	53,793

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

	December 29,	December 30,
	2006	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$107,944	$82,155
Marketable securities	91,510	93,510
Accounts receivable, net	120,173	121,959
Other current assets	20,131	21,039
Total current assets	339,758	318,663
Property and equipment, net	31,949	26,615
Other assets	220,599	226,798
Total assets	$592,306	$572,076

Liabilities and shareholders’ equity
Current liabilities	$101,385	$100,014
Long-term liabilities	138,403	123,464
Total liabilities	239,788	223,478
Shareholders’ equity	352,518	348,598
Total liabilities and shareholders’ equity	$592,306	$572,076

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

	Fiscal Years Ended
	December 29,	December 30,
	2006	2005
	(unaudited)
Cash Flows from Operating activities:
Net income	$76,472	$62,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,364	10,087
Provision for doubtful accounts	7,215	9,569
Deferred income taxes	(3,169)	(658)
Stock-based compensation	6,377	1,517
Excess tax benefits from stock-based compensation	(3,527)	—
Tax benefit on stock options	—	6,031
Other operating activities	56	270
Changes in operating assets and liabilities, exclusive of business acquired:
Accounts receivable	(5,429)	(24,173)
Income taxes	4,797	12,314
Other assets	(2,677)	(4,808)
Accounts payable	(3,068)	9,838
Accrued wages and benefits	(798)	5,406
Workers’ compensation claims reserve	21,576	18,253
Other current liabilities	(38)	(225)
Net cash provided by operating activities	108,151	105,442

Cash Flows from Investing activities:
Capital expenditures	(13,007)	(5,260)
Maturities of marketable securities	90,301	84,014
Purchases of marketable securities	(88,266)	(124,317)
Increase (decrease) in restricted cash and other assets	8,948	(24,072)
Purchase of CLP Holdings Corp., net of cash acquired	—	(45,963)
Other	214	(301)
Net cash used in investing activities	(1,810)	(115,899)

Cash Flows from Financing activities:
Purchase and retirement of common stock	(88,744)	—
Net proceeds from sale of stock through options and employee benefit plans	5,293	8,649
Excess tax benefits from stock-based compensation	3,527	—
Payments on debt	(1,212)	(2,327)
Net cash provided by (used in) financing activities	(81,136)	6,322

Effect of exchange rates on cash	584	(1,265)

Net change in cash and cash equivalents	25,789	(5,400)

Cash and cash equivalents, beginning of year	82,155	87,555
Cash and cash equivalents, end of year	$107,944	$82,155